                                                                    EXHIBIT 12.1

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                      (in millions, except ratio amounts)

                                                     Historical
                                          ------------------------------------
                             Pro Forma                  Fiscal Year
                           --------------         ----------------------------
                            Third  Fiscal  Third
                           Quarter  Year  Quarter
                            1999    1998   1999   1998  1997  1996  1995  1994
                           ------- ------ ------- ----  ----  ----  ----  ----
Income from operations
 before income taxes......  $(126)  $100   $(120) $174  $ 83  $ (8) $(75) $(16)
  Add (deduct):
  Fixed charges...........    359    530     355   415   364   283   206   184
  Capitalized interest....     (4)    (4)     (4)   (4)   (1)   (3)   (5)  (10)
  Amortization of
   capitalized interest...      4      6       4     6     5     7     6     8
  Net gains (losses)
   related to certain 50%
   or less owned
   affiliate..............      2     (1)      2    (1)   (1)    1     2     5
  Minority interest in
   consolidated
   affiliates.............    (21)    51     (21)   52    31     6     2     1
                            -----   ----   -----  ----  ----  ----  ----  ----
  Adjusted earnings.......  $ 214   $682   $ 216  $642  $481  $286  $136  $172
                            =====   ====   =====  ====  ====  ====  ====  ====
Fixed charges:
  Interest on indebtedness
   and amortization of
   deferred financing
   costs..................  $ 292   $434   $ 298  $335  $288  $237  $178  $165
  Dividends on preferred
   stock
    Class A...............      7     10       1   --    --    --    --    --
    Class B...............      7     10     --    --    --    --    --    --
  Dividends on convertible
   preferred securities of
   subsidiary trust.......     23     33      26    37    37     3   --    --
  Portion of rents
   representative of the
   interest factor........     30     43      30    43    39    33    17    11
  Debt service guarantee
   interest expense of
   unconsolidated
   affiliates.............    --     --      --    --    --     10    11     8
                            -----   ----   -----  ----  ----  ----  ----  ----
  Total fixed charges and
   preferred stock
   dividends..............  $ 359   $530   $ 355  $415  $364  $283  $206  $184
                            =====   ====   =====  ====  ====  ====  ====  ====
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends................    --    1.29x    --   1.55x 1.32x 1.01x  --    --
Deficiency of earnings to
 combined fixed charges
 and preferred stock
 dividends................    145    --      139   --    --    --     70    12